Exhibit 19.1

Mobiquity Technologies, Inc.

Insider Trading Policy; Anti-Fraud Policy; Conflict of Interest Policy

(As of March 19, 2025)

Insider Trading Policy

This Insider Trading Policy provides guidelines to all employees and officers of Mobiquity Technologies, Inc. (the “Company”) as well as members of the Company’s Board of Directors (the “Directors”) with respect to transactions in the Company’s securities, and codifies the Company’s standards on trading and enabling the trading of securities of the Company or other publicly-traded companies while in possession of material non-public information.

SCOPE OF THE POLICY

The Policy applies to Directors, officers and employees of the Company (“Insiders”), and is divided into two parts:

•	Part I applies to all Insiders, and prohibits trading in the Company’s and other companies securities in certain circumstances; and
•	Part II applies to Directors and certain officers and employees of the Company who typically have access to financial and other highly sensitive information regarding the Company’s business, and imposes additional restrictions on those individuals with respect to trading in the Company’s securities.

EXCEPTIONS FOR CERTAIN TRANSACTIONS

This Policy does not apply to all transactions involving the Company’s securities. The following exceptions are intended to facilitate several common types of transactions.

•	Stock Option Exercises. This Policy does not apply to the mere exercise of a stock option for cash under the Company’s stock option plans. This Policy does apply, however, to:
✓	Any sale of stock as part of a broker-assisted “cashless” exercise of an option (i.e., any market sale for the purpose of generating the cash needed to pay the exercise price of an option); and
✓	Any sale of shares of Company stock received upon exercise of an option.
•	Net Settlement upon Vesting of Restricted Stock. This Policy does not apply to a surrender of shares to the Company or the retention and withholding from delivery to the applicable Insider of shares by the Company (i.e., a so-called “net settlement”) upon vesting of restricted stock in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock was granted.
•	Employee Stock Purchase Plan. This Policy does not apply to (i) an employee’s election to participate in, or increase his or her participation in, the Company’s employee stock purchase plan, (ii) purchases of Company stock in the plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan, or (iii) purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. However, this Policy does apply to a participant’s sale of Company stock purchased under the plan.

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PART I - Insider Trading Prohibition (applies to all Directors, Officers and Employees of the Company)

Insider trading occurs when a person in possession of material non-public information obtained through involvement with the Company (1) uses that information to make decisions to purchase, sell, or otherwise trade in securities of the Company or another company, or (2) provides that information to others outside the Company to enable such trading.

U.S federal law, and the laws of all countries in which the Company operates, prohibit insider trading, and a violation of these laws may cause reputational and financial damage to the Company and the Insiders.

Scope

Part I of this Policy applies to all Insiders, and all transactions in the Company’s securities, including common or preferred stock, options and warrants to purchase common stock, notes, bonds, convertible securities and any other debt or equity securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

•	No Insider may purchase or sell any Company security while in possession of material non- public information about the Company, its customers, suppliers, consultants or other companies with which the Company has contractual relationships or may be negotiating transactions (the terms “material” and “non-public information” are defined in Part I below).
•	No Insider who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.
•	In addition, no Insider may purchase or sell any security of any other Company, whether or not issued by the Company, while in possession of material non-public information about that Company that was obtained in the course of his or her involvement with the Company. No Insider who knows of any such material non-public information may communicate that information to any other person, including, but not limited to, family and friends.
•	For compliance purposes, no Insider should ever trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the Insider has reason to believe is material non-public unless the Insider first consults with, and obtains the advance approval of, the Compliance Officer (which is defined in Part I below).

Other Prohibited Transactions

The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s securities by Insiders is subject to the following additional restrictions:

•	Short sales. No Insider may sell the Company’s securities short (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock). Note that in addition to this Policy, Section 16(c) of the Exchange Act prohibits Section 16 Officers and Directors of the Company from engaging in short sales.
•	Options trading. No Insider may buy or sell puts or calls or other derivative securities on the Company’s securities.
•	Trading on margin; Pledging. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan.
•	Hedging. No Insider may enter into hedging, monetization transactions, or similar arrangements with respect to Company securities.

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Definition – Materiality

Insider trading restrictions come into play only if the information that a director, officer or employee of the Company possess is “material.” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•	significant changes in the Company’s prospects;
•	financial results, projections of future earnings or losses;
•	significant write-downs in assets;
•	the timelines or the results of preclinical studies or clinical trials;
•	scientific, medical or financial data relating to the Company’s products or products under development;
•	developments regarding significant litigation or government agency investigations;
•	impending bankruptcy or liquidity problems;
•	changes in earnings estimates or unusual gains or losses in major operations;
•	major changes in management;
•	a determination to declare a dividend;
•	extraordinary borrowings;
•	entry into or modification or termination of a significant contract;
•	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions or tender offer, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•	public offerings; and
•	actions of regulatory and health agencies, particularly the U.S. Food and Drug Administration.

Material information is not limited to historical facts, but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition or development of a new product, the point at which negotiations or new product development plans are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a Company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material.

Keep in mind that materiality is judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the United States Securities and Exchange Commission (“SEC”) will use this fact to demonstrate materiality. If you are unsure whether information is material, you should consult with the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Definition - Non-public Information

Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

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Definition - Compliance Officer

The Company has appointed its Chief Executive Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•	assisting with implementation of this Policy;
•	circulating this Policy to all Directors, officers and employees of the Company and with the help of Outside Legal Counsel, ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•	notifying Covered Persons (as defined in Part II below) and, if appropriate, other employees of the Company of the Company’s imposition of a trading “blackout” period as described in Part II, Section 3 below;
•	reviewing and approving with the help of Outside Legal Counsel, Approved 10b5-1 Plans (as defined below) or revisions or amendments to such Plans, and referring such plans or revisions to such Plans to the Board or a duly appointed committee thereof for approval if required or otherwise appropriate, as described in Part II, Section 3(d) below; and
•	pre-clearing all trading in securities of the Company by all Covered Persons in accordance with the procedures set forth in Part II, Section 4 below, with the help of Outside Legal Counsel.

In the event that the Compliance Officer is not available or desires to effect a transaction in Company securities for which pre-clearance or approval is required under this Policy, the Company’s Outside Legal Counsel shall serve as the Compliance Officer. In the event that the Compliance Officer is unavailable and such information is cleared by the Outside Legal Counsel, the Compliance Officer must be informed of such clearance as soon as possible.

Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors. Penalties may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees. The SEC has imposed large penalties even when the tipper did not profit from the transaction.

Individuals who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer in writing and must be provided before any activity contrary to the above requirements takes place.

PART II - Additional Trading Restrictions for Covered Persons

Covered Persons

Covered Persons are the individuals described below (collectively, “Covered Persons”):

•	Current Directors of the Company and its affiliates;
•	“Executive officers” of the Company as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of Section 16 under the Exchange Act (“Section 16 Officers”);
•	All employees in the accounting, finance, investor relations, and law departments of the Company and its affiliates;
•	Immediate family members (parents, siblings, spouses, children) and household members of each of the foregoing groups.

The Company’s Compliance Officer may designate additional “Covered Persons” from time to time as described in Part II, Section 3.

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Scope

Because Covered Persons are exposed to a wider range of material non-public information than their colleagues (e.g., information regarding quarterly results, strategic transactions, or the like), this Policy includes additional restrictions on transactions by such persons.

Blackout Periods

•	Persons Covered. All Covered Persons are prohibited from trading in the Company’s securities during blackout periods. In addition, the Compliance Officer may notify other employees of the Company that they are prohibited from trading in the Company’s securities during blackout periods, in which event such notified persons shall also be considered “Covered Persons.”
•	Quarterly Blackout Periods. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist compliance with insider trading laws, the Company has created the following blackout periods during which Covered Persons may not trade in the securities of the Company:
✓	From December 16 until the end of the second trading day following public announcement of fourth quarter and year-end financial results;
✓	From March 16 until the end of the second trading day following public announcement of first quarter financial results;
✓	From June 16 until the end of the second trading day following public announcement of second quarter financial results; and
✓	From September 16 until the end of the second trading day following public announcement of third quarter financial results.
•	Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, new product developments, clinical trials, or other material events) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities.
•	Approved Rule 10b5-1 Plan. These trading restrictions do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction or arrangement under Exchange Act Rule 10b5-1 (“Approved 10b5-1 Plan”) that:
✓	has been reviewed and approved at least thirty days in advance of any trades thereunder by the Compliance Officer (or, if an Approved 10b5-1 plan is to be revised or amended, such revision or amendment has been reviewed and approved by the Compliance Officer at least thirty days in advance of any subsequent trades);
✓	was entered into in good faith by the Covered Person outside a Blackout Period and at a time when he or she was not in possession of material non-public information about the Company; and
✓	gives a third party the authority to execute such purchases and sales, outside the control of the applicable officer, Director or employee, providing such third party does not possess any material non-public information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Pre-clearance of Securities Transactions

•	Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all Covered Persons to obtain a pre-clearance, even outside a Blackout Period, from the Compliance Officer for all transactions in the Company’s securities. For trades by the CFO, pre-clearance from the Outside Legal Counsel is required.
•	These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
•	Unless revoked, a grant of permission will normally remain valid until the close of trading five days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested.
•	Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the applicable Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer. In addition, pre-clearance is not required for stock option exercises and net issuances of restricted stock under the limited circumstances described in the introduction to this Policy.

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Short Term Trading by Covered Persons

Section 16 Officers and Directors who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises (whether regular or cashless) and Employee Stock Purchase Plan purchases.

Note that in addition to this Policy, under Section 16(b) of the Exchange Act, any “short-swing profits” realized by a Section 16 Officer or director of the Company from a “matching” purchase and sale or “matching” sale and purchase of Company stock occurring within a six-month period would be subject to disgorgement to the Company. Note that under Section 16(b), the highest sale price is matched with the lowest purchase price in determining profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by Section 16 Officers and Directors for violation of these rules. There is no defense to a violation of these rules.

Note about “Control Securities”

Shares owned by Directors, Executive Officers and others who are deemed to be “affiliates” of the Company under the federal securities law are “control securities”, regardless of how the affiliate got them. This means that the shares can only be sold in the public markets (a) if they are registered with the SEC for resale by the affiliate shareholder, or (b) under SEC Rule 144. This even applies to freely trading shares that the affiliate buys in the open market. That is, those shares cease to be free-trading and become “control securities” subject to the sale conditions of Rule 144 other than the holding period, unless they are subsequently registered for resale. Control securities may not include a restrictive legend like restricted stock, but may bear an affiliate legend on the certificates or notated against the book-entry, depending on how the shares are held.

Anti-Fraud Policy

Mobiquity Technologies, Inc. (the “Company”) has established an anti-fraud policy to enforce controls and to aid in the prevention and detection of fraud, theft, waste, or abuse against the Company. This policy applies to any fraud, theft, waste, or abuse or suspected fraud, theft, waste, or abuse involving an employee (including management), a consultant, vendor, contractor, outside agency, or person doing business with the Company or in any other relationship with the Company.

The Company does not tolerate any type of fraud, theft, waste or abuse and it is our policy to promote consistent, legal, and ethical organizational behavior by:

•	assigning responsibility for reporting fraud, theft, waste or abuse;
•	providing guidelines to conduct investigations of suspected fraudulent behavior;
•	requiring each employee to attend annual fraud awareness training.

Failure to comply with this policy subjects an employee (including management) to disciplinary action, up to and including immediate termination. Failure to comply by a consultant, vendor, contractor, outside agency, or person doing business with the Company could result in cancellation of the business or other relationship between the entity and the Company.

The Company will pursue prosecution if the results of an investigation indicate the possibility of criminal activity.

For purposes of this policy only the term fraud or fraudulent also includes theft, waste, and abuse as defined below.

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DEFINITIONS AND EXAMPLES OF FRAUD, WASTE, ABUSE AND THEFT

Fraud is defined as an intentional deception designed to obtain a benefit or advantage or to cause some benefit that is due to be denied. Examples of fraud include:

•	Forgery or alteration of a check, bank draft, or any other financial document;
•	Theft of a check or other diversion of a customer’s payment;
•	Misappropriation of funds, securities, supplies, or other assets;
•	Impropriety in the handling or reporting of money or financial transactions;
•	Profiteering as a result of insider knowledge of the Company’s operations;
•	An employee with access to confidential information who sells this information or uses it in the conduct of an outside business activity;

Waste is the loss or misuse of resources that results from deficient practices, system controls, or decisions.

Abuse is the intentional, wrongful, or improper use of resources or misuse of rank, position, or authority that causes the loss or misuse of resources, such as tools, vehicles, computers, copy machines, etc.

Theft is defined as the act of taking something from someone unlawfully. An example of theft is taking home a printer belonging to the Company and keeping it for personal use.

RESPONSIBILITY TO REPORT SUSPECTED FRAUD

Each employee is required to report any suspected fraud, theft, waste or abuse or other dishonest conduct to the employee's management or to the Chief Compliance Officer.

Management is required to report suspected fraud, theft, waste or abuse or other dishonest conduct, including reports from employees or other individuals, to the Chief Compliance Officer or Director of Compliance.

Management does not have the authority to determine the merits of a report of suspected fraud - the Chief Compliance Officer or Director of Compliance makes this determination with the assistance of Internal Audit. The identity of an employee or complainant who reports suspected fraud will be protected to the full extent allowed by law.

Conflict of Interest Policy

Maintaining the highest level of ethical conduct plays an integral part in protecting the integrity of Mobiquity Technologies, Inc. (the “Company”), its subsidiaries and affiliates. A conflict of interest occurs where an employee’s private interest interferes with the interest of the Company. As a public listed entity, the Company has an obligation to maintain its stakeholders’ trust by being open and honest about situations that may give rise to such conflict.

Our Code of Business Conduct and Ethics policy included within this handbook, along with our Corporate Policies & Procedures Manual policies, including our policy on Anti-bribery and Anti-corruption, provide guidelines about business and personal relationships between the Company’s employees and our competitors, suppliers, customers, and other business entities. The Company’s policies requires that we avoid situations that may improperly influence or even appear to influence the business decisions and transactions that we make on behalf of the Company. In addition, we must avoid any outside activities that conflict or even appears to conflict with our primary employment obligations to the Company.

Key employees, officers of the Company and members of its Board of Directors, who may have a potential or actual conflict of interest will be required to complete a questionnaire to review their own personal situations and disclose any such relationships or activities.

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